                                                                   EXHIBIT 10.11


                     [AMERICAN BANKERS INSURANCE GROUP LOGO]


October 17, 1997

Philip Bruce Camacho
16100 S.W. 76 Avenue
Miami, Florida 33157

Dear Mr. Camacho:

American Bankers Insurance Group, Inc., (the "Company") considers the attraction and retention of qualified senior management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In furtherance of that objective, the Company has always endeavored to provide its senior management (as well as its other employees) with a competitive compensation package. In order for the Company's compensation package to remain competitive with respect to certain members of senior management (including yourself), the Compensation and Nominating Committee has recommended that such package be expanded to include customary severance benefits for disability, retirement, death, and termination other than "for cause."

In addition, as is the case with many publicly held corporations, there exists the possibility of a "change in the control of the Company." Unless appropriate measures are taken by the Company, this uncertainty may lead to the departure of key senior management personnel, distract those who remain from performing their assigned duties, or result in the inability of the Company to attract and retain additional or replacement senior management. Thus, in order to encourage key senior management such as yourself to remain with the Company in the face of any possible change in control and to minimize the distraction resulting therefrom, the Compensation and Nominating Committee has recommended that you (and certain other key senior management personnel) be provided reasonable severance benefits in the event that a change in control adversely affects your position or status with the Company. These recommendations by the Compensation and Nominating Committee have been adopted by the Company's Board of Directors (the "Board") after due consideration.

Accordingly, in order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits the Company shall provide to you under the circumstances described below.

This Agreement shall commence on the date hereof and shall continue in effect until all obligations of the Company have been satisfied.

      1. Severance Benefit for Death, Disability, Retirement, and Termination other than for Cause.

            (a) Disability. Severance by the Company or you of your employment for "Disability" shall mean a severance following your absence from your full-time duties with the Company for three (3) consecutive months as a result of your incapacity due to physical or

Mr. Philip Bruce Camacho
October 17, 1997
Page 2


mental illness. If your employment shall be severed on account of your Disability, you shall be entitled to a severance payment equal to fifty percent (50%) of your Current Annual Salary. For purposes of Section 1, your "Current Annual Salary" shall mean the total amount of salary (excluding any bonus or deferred compensation) to which you were entitled during the twelve-month period immediately preceding the date of your severance, or if you were not employed full-time by the Company during such twelve-month period, then your Current Annual Salary shall be the total amount of salary to which you were entitled in the last consecutive or non-consecutive twelve months of full-time employment with the Company.

            (b) Retirement or Death. Severance of your employment based on "Retirement" shall mean severance in accordance with the terms of the Company's normal retirement policies in effect on the date hereof or in accordance with any other retirement arrangement established with your written consent. Severance based on "Retirement" shall not include, for purposes of this Agreement, your taking normal or early retirement by reason of a resignation of your employment under Section 2. If your employment shall be severed on account of your Retirement or Death, you shall be entitled to a severance payment equal to one hundred and fifty percent (150%) of your Current Annual Salary.

            (c) Termination other than for Cause. If either (i) the Company terminates your employment for any reason other than for "Cause," or (ii) the Company decreases your base salary for any year to a level that is less than eighty percent (80%) of your base salary for any prior year and you resign after such decrease, then you shall be entitled to a severance payment equal to one hundred percent (100%) of your Current Annual Salary. This section 1(c) shall apply only in the event that the date of termination or resignation is (i) prior to the occurrence of a "change in control of the Company" (as defined in Section 2(a) hereof), or (ii) subject to the expiration of the provisions of Section 2 as specified in Section 2(c). Termination by the Company of your employment for "Cause" shall mean a termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you together with a copy of a resolution adopted by the Board, which resolution specifically identifies the manner in which it is believed that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct that is materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution adopted by the Board to the effect that in its good-faith opinion you were guilty of conduct set forth above in clauses (i) or (ii) of the third sentence of this paragraph and specifying the particulars thereof in detail.

            (d) Payment of Severance Benefit. The payment to be made to you by the Company pursuant to Section 1 shall be paid in a lump sum on the fifth business day following the date that your employment with the Company was severed or terminated, and shall be in addition to, and without diminution of, all amounts which are payable pursuant to the terms of

Mr. Philip Bruce Camacho
October 17, 1997
Page 3


any employee benefit plan, stock option plan, or other compensation plan of the Company applicable to you. You shall not be required to mitigate the amount of any severance payment provided under Section 1 or by seeking other employment or otherwise, nor shall the amount of any severance payment be reduced by any compensation earned by you following the severance of your employment with the Company as the result of your employment by another employer.

            (e) Term. The provisions of Section 1 will remain in full force and effect until such time as any severance payments that may be due you under
Section 1 are paid in full.

      2. Severance Benefit for Adverse Change in Circumstances Following a Change in Control.

            (a) Change in Control. For purposes of this Agreement, a "change in control of the Company" shall be determined to have occurred if (i) any "Person" (as such term is used in Section 13(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary under an employee benefit plan of the Company or any of its subsidiaries, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) (the "Beneficial Owner"), directly or indirectly, of securities of the Company representing more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities (the "Control Shares"); (ii) a change in control of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Exchange Act shall have occurred; (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) the Company shall adopt any plan of complete liquidation or shall have sold assets of the Company or any of its subsidiaries, if the aggregate amount of the assets sold, whenever sold after the date hereof, represents more than fifty percent (50%) of the assets of the Company and its subsidiaries taken as a whole. Notwithstanding anything herein to the contrary, no change of control of the Company shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, becoming the Beneficial Owner, directly or indirectly, of Control Shares.

            (b) Escrow Deposit Upon Change of Control. Within fifteen (15) business days following the occurrence of a change in control of the Company, the Company shall deposit in a segregated interest bearing account (Emerald Treasury Fund) established for your benefit with Barnett Banks Trust Company, N.A. (the "Escrow Agent") an amount equal to the "Maximum Amount" calculated as of the date of the change in control of the Company (the "Escrow Deposit"). The Escrow Deposit, together with interest earned thereon at the prevailing rate paid by the Escrow Agent on deposits in like accounts (collectively the "Escrow Fund") shall be held by the Escrow Agent in accordance with the terms of Section 2 and 11 hereof.

            (c) If, within 24 months following a change in control of the Company, you in good faith determine that there has been a significant adverse change in circumstances affecting your position or status within the Company, you shall be entitled to resign your employment and be paid a severance payment equal to the maximum amount that will not constitute a "parachute

Mr. Philip Bruce Camacho
October 17, 1997
Page 4


payment" as defined in Section 280G of the Internal Revenue Code of 1986 (or any successor provision or, if no such provision then exists, as defined in such provision immediately prior to its repeal) and as calculated by the Company's independent auditors (the "Maximum Amount"). The Maximum Amount shall be calculated as of the date of your resignation. By way of illustration, but not limitation, the following shall be deemed to be significant adverse changes in circumstances affecting your position or status within the Company (unless, prior to any such change, you consent in writing thereto):

                        (1) A change in the powers, duties, responsibilities,
            functions or titles attached to your position, including, if applicable, your removal from the Board or any committee thereof;

                        (2) A reduction in your base salary as in effect on the
            date hereof or as the same may be increased from time to time, a change in the manner by which your bonus is determined, or the failure by the Company to increase your base salary each year after 1995 by an amount which is at least reasonable having regard to your duties and responsibilities and all other relevant circumstances;

                        (3) The failure by the Company to pay you any portion of
            your current compensation, or any portion of an installment of deferred compensation under any deferred compensation program, within seven (7) days of the date such compensation is due;

                        (4) The failure by the Company to continue in effect any
            benefit or compensation plan in which you are participating at the time of a change in control of the Company, or plans providing you with substantially similar benefits, the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure of the Company to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policies in effect on the date hereof;

                        (5) The relocation of the Company's principal executive
            offices to a location outside the greater Miami area or the Company's requiring you to be based anywhere other than at the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with your then applicable business travel obligations; or

                        (6) The failure of the Company either (i) to comply with
            subsection (b) hereof or (ii) to obtain the assumption in writing of its obligation to perform this Agreement by any successor as contemplated in Section 4 hereof.

            (d) If, within twenty-four (24) months following a change in control of the Company, the Company terminates your employment for any reason other than fraud,

Mr. Philip Bruce Camacho
October 17, 1997
Page 5


misappropriation, embezzlement, or other acts of dishonesty of a like kind (collectively "Acts of Dishonesty"), you shall be paid a severance payment equal to the Maximum Amount calculated as of the date of your termination. You shall not be deemed to have been terminated for an Act of Dishonesty unless and until there shall have been delivered to you a copy of a resolution adopted by the Board to the effect that in its good-faith opinion you were guilty of an Act of Dishonesty and specifying the particulars thereof in detail.

            (e) Payment of Severance Benefit.

                        (1) Payment by the Escrow Agent. Within seven (7)
            business days following the Escrow Agent's receipt of written notification from you that your employment was severed under Section 2, the Escrow Agent shall deliver to you a certified check made payable to you in the amount equal to the Escrow Fund. Your written notification must specify the basis for your resignation, if your severance is predicated upon subsection (c) hereof; or certify that you were not terminated for an Act of Dishonesty, if your severance is predicated upon Subsection (d) hereof. The Escrow Agent shall deliver to the Company a copy of your written notification within one (1) business day of its receipt of same from you.

                        (2) Payment by the Company. The payment to be made to
            you by the Company pursuant to Section 2 shall be an amount equal to
            (i) the Maximum Amount calculated as of the date of your resignation or termination, less (ii) the amount of the Escrow Fund paid to you by the Escrow Agent, above. Such payment to you by the Company shall be paid in a lump sum on the fifth business day following the date that your employment with the Company was severed or terminated, and shall be in addition to, and without diminution of, all amounts which are payable pursuant to the terms of any employee benefit plan, stock option plan, or other compensation plan of the Company applicable to you. You shall not be required to mitigate the amount of any severance payment provided under Section 2 by seeking other employment or otherwise, nor shall the amount of any severance payment be reduced by any compensation earned by you following the severance of your employment with the Company as a result of your employment by another employer. In the event, however, that the Escrow Fund paid to you by the Escrow Agent exceeds the Maximum Amount calculated as of the date of your resignation or termination (the "Overage"), you shall within fifteen (15) business days from the receipt of written notification from the Company's independent auditors specifying the amount of such Overage, repay same to the Company.

                        (3) Return of the Escrow Fund to the Company. Within
            five (5) business days following the earlier occurrence of (i) the Escrow Agent's receipt of a board of director's resolution under subsection (2) hereof certifying that you were terminated for an Act of Dishonesty, or (ii) the Escrow Agent's receipt of a written notification executed jointly by you and the Company that you have remained employed with the Company for a period of twenty-four (24) months

Mr. Philip Bruce Camacho
October 17, 1997
Page 6


            following a change in control of the Company, the Escrow Agent shall repay the Escrow Fund to the Company.

            (f) Term. The provisions of Section 2 shall continue in effect through December 31, 1995; provided, however, that commencing on January 1, 1996, and each January 1 thereafter, the term of this Section 2 shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this provision; provided, further, if a change in control of the Company shall have occurred during the original or extended term of this Section 2, this Section 2 shall continue in effect for a period of twenty-four (24) months following the change in control of the Company.

      3. Employment by Subsidiary. For purposes of this Agreement, employment with any corporation or other entity more than one-half of the ownership interest in which is held by the Company shall be treated as employment by the Company.

      4. Successor: Binding Agreement.

            (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place, prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die and any amounts are payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your Designated Beneficiary. For purposes hereof, "Designated Beneficiary" shall mean the person or persons designated in a written statement delivered to the Company's Compensation and Nominating Committee as being entitled to receive any amounts due under this Agreement in the event of your death. You shall have the right to change the Designated Beneficiary at any time; you may name more than one (1) person as Designated Beneficiary to share in such proportion as you elect; you may name a hierarchy of persons as Designated Beneficiary, each level becoming entitled to the rights of the Designated Beneficiary only if all persons on all higher levels shall predecease you; and, if you fail to name a Designated Beneficiary or if all such persons predecease you, then upon your death any amounts payable under this Agreement shall be paid to your estate.

      5. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage

Mr. Philip Bruce Camacho
October 17, 1997
Page 7


prepaid, addressed to the respective party at its address specified below, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

If to Mr. Camacho:                    16100 S.W. 76 Avenue
                                      Miami, FL  33157

If to the Company:                    American Bankers Insurance Group, Inc.
                                      11222 Quail Roost Drive
                                      Miami, Florida  33157

If to the Escrow Agent:               Barnett Banks Trust Company, N.A.
                                      Corporate Trust Department
                                      9000 Southside Boulevard
                                      Building 100
                                      Jacksonville, Florida  32256

      6. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and an officer of the Company authorized to do so pursuant to a resolution adopted by the Board and agreed to by the Escrow Agent. No waiver by either party hereto of, or compliance with, any conditions or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida.

      7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

      9. Reimbursement of Certain Expenses. If any dispute shall arise in connection with your entitlement to any severance benefits provided by this Agreement, you shall be entitled to reimbursement for any expenses incurred by you (including the legal fees and disbursements of counsel retained by you) in connection with successfully seeking to obtain or enforce any benefit or right provided by this Agreement.

Mr. Philip Bruce Camacho
October 17, 1997
Page 8


      10. Transfer of Rights. Unless applicable state or Federal law requires a contrary result:

            (a) You may not assign, transfer, hypothecate, encumber, commute or anticipate either your interest in this Agreement or amounts which may be payable to you hereunder; and

            (b) Neither your interest in this Agreement nor the amounts which may be payable to you hereunder shall in any way be subject to any legal process or be levied upon or attached for payment of any claim against you or otherwise availed of by any other person. Any such attempted assignment, transfer, hypothecation, encumbrance, commutation or anticipation and any such attempted levy, attachment or other subjection to legal process shall be void and shall not be recognized by the Company.

      11. Miscellaneous Escrow Provisions.

            (a) The Company agrees to indemnify the Escrow Agent and hold the Escrow Agent harmless from any and all claims, liabilities, losses, actions, suits, or proceedings, at law or in equity, that it may incur or with which it may be threatened by reason of its acting as Escrow Agent as described herein; and in connection herewith, to indemnify the Escrow Agent against any and all expenses (including attorney's fees) or costs of defending any such action, suit or proceeding or resisting any such claim, provided, however, that the provisions of this paragraph shall not apply in the event of any claim, liability, loss, action, suit, or proceeding resulting from the breach by the Escrow Agent of any provision of this Agreement or from its gross negligence or willful misconduct.

            (b) The obligations and duties of the Escrow Agent in connection herewith are confined to those specifically enumerated herein, and the Escrow Agent shall not be liable or responsible for any act or failure to act on its part except in the case of its own willful act or gross negligence.

            (c) The Escrow Agent may act or refrain from acting with respect to any matter referred to herein in full reliance upon, and by and with the advice of its own counsel, and shall be fully protected and released from liability when acting upon the advice of such counsel.

            (d) The Escrow Agent may rely on or act upon orders or directions signed by the proper parties bearing signatures believed by it to be genuine.

            (e) The Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to in this Agreement which in any manner affects it or its duties or liabilities hereunder, unless or until requested to do so by the parties to this Agreement, and then only after receiving full indemnity in an amount, and of such character as it shall require, against any and all claims, liabilities, judgments, attorneys' fees, and other expenses of every kind in relation thereto.

Mr. Philip Bruce Camacho
October 17, 1997
Page 9


            (f) In the event that the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall have a lien on the Escrow Funds for any and all costs and attorneys' fees, charges, disbursements and expenses in connection with such litigation that it might incur, and shall be entitled to reimburse itself for such expenses out of the Escrow Funds. If the Escrow Agent shall be unable to reimburse itself from the Escrow Fund, the Company agrees to pay to the Escrow Agent, on demand, the Escrow Agent's reasonable charges, attorneys' fees, disbursements and expenses in connection with such litigation.

            (g) If the parties shall disagree about the interpretation of this Agreement or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent, in its sole discretion, may file an action in interpleader to resolve such disagreement. The Company shall indemnify the Escrow Agent for all costs, including attorneys' fees in connection with an interpleader action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action shall have been rendered by the appropriate judicial body.

            (h) Upon such date that the Escrow Agent has released the Escrow Funds to you or to the Company, as the case may be, the Escrow Agent shall have no further obligations under this Agreement.

                                      * * *

      If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,


                                    AMERICAN BANKERS INSURANCE GROUP, INC.


                                    By: /s/ Gerald N. Gaston
                                        ---------------------------------------
                                        Gerald N. Gaston, Vice Chairman
                                        and Chief Executive Officer

AGREED TO THIS 24 DAY OF              ESCROW AGENT:
October    , 1997                     BARNETT BANKS TRUST COMPANY, N.A.


By: /s/ Philip Bruce Camacho        By:
    ------------------------            ---------------------------------------
        Philip Bruce Camacho                  Corporate Trust Officer